EXHIBIT 2.1
ASSET PURCHASE AGREEMENT
by and among
THQ INC.
and
MIDWAY HOME ENTERTAINMENT INC.,
MIDWAY STUDIOS-LOS ANGELES INC.
and
MIDWAY GAMES INC.
Dated as of August 3, 2009

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 3rd day of August 2009, by and among THQ INC., a Delaware corporation (“Purchaser”), MIDWAY HOME ENTERTAINMENT INC., a Delaware corporation (the “Studio”), MIDWAY STUDIOS-LOS ANGELES INC., a California corporation (“Midway L.A.”), and MIDWAY GAMES INC., a Delaware corporation (“Parent,” and together with the Studio and Midway L.A., each a “Seller” and together “Sellers”).
RECITALS:
     WHEREAS, the Studio is a wholly owned subsidiary of Parent that was engaged in the business of designing and developing the TNA iMPACT! wrestling video games at a studio located at 10636 Scripps Summit Court, San Diego, California, USA 92131 (such design and development business conducted by the Studio at such San Diego studio the “Business”);
     WHEREAS, on February 11, 2009, Parent and its U.S. subsidiaries, including the Studio, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (as hereinafter defined) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and such Chapter 11 cases (the “Bankruptcy Proceedings”) are being jointly administered for procedural purposes under Case No. 09-10465-KG;
     WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, substantially all of the assets (but excluding the Excluded Assets (as defined below)) used in connection with and arising out of the operation of the Business, at the price and on and subject to the other terms and conditions specified in this Agreement and pursuant to Sections 363 and 365 of the Bankruptcy Code, and free and clear of all Encumbrances in accordance with the Sale Order; and
     WHEREAS, the parties hereto intend this Agreement to set forth the terms and conditions governing the sale, purchase, assignment and assumption of the Purchased Assets by Sellers to Purchaser;
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound legally, the parties hereto agree as follows:
ARTICLE 1. DEFINITIONS; INTERPRETATION AND RULES OF CONSTRUCTION
     1.1 Definitions. The following terms shall have the meaning specified below.
     (a) “Adverse Claim” shall have the meaning ascribed in Section 7.6.
     (b) “Agreement” shall have the meaning ascribed in the Preamble.
     (c) “Allocation Schedule” shall have the meaning ascribed in Section 5.2.
     (d) “Ancillary Agreements” means each other agreement, document or instrument contemplated hereby, including but not limited to the Bill of Sale.
     (e) “Assignment and Assumption Agreement” shall have the meaning ascribed in Section 6.2(c).
     (f) “Assumed Contracts” shall have the meaning ascribed in Section 2.1(e).

     (g) “Assumed Liabilities” shall have the meaning ascribed to it in Article 3.
     (h) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq., as may be amended from time to time.
     (i) “Bankruptcy Court” shall have the meaning ascribed in the Recitals.
     (j) “Bankruptcy Proceedings” shall have the meaning ascribed in the Recitals.
     (k) “Bill of Sale” shall have the meaning ascribed in Section 6.2(b).
     (1) “Business” shall have the meaning ascribed in the Recitals.
     (m) “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in Los Angeles, California are authorized or required by applicable Law to close.
     (n) “Closing” shall have the meaning ascribed in Section 6.1.
     (o) “Closing Date” shall have the meaning ascribed in Section 6.1.
     (p) “Committee” means the Official Committee of Unsecured Creditors duly appointed in the Bankruptcy Proceedings and such committee’s advisors.
     (q) “Confidential Information” shall have the meaning ascribed in Section 9.1 (b).
     (r) “Consent” means any consent, approval, authorization, waiver or notification of, by or to the Bankruptcy Court, a Governmental Authority or any other Person.
     (s) “Contracts” means contracts, licenses, agreements, commitments, promises, orders and other obligations and understandings, oral and written, express and implied, to which any Seller is a party.
     (t) “Cure Amounts” means any and all fees, costs, charges, amounts and other obligations (including, without limitation, advances, initial fees, up-front fees, or similar and additional fees) required to be paid or otherwise performed under any Assumed Contract in order to cure in full any and all breaches and defaults thereunder by any Seller existing immediately prior to the Closing, all as determined by the Bankruptcy Court.
     (u) “Encumbrances” means any liens, claims, interests, and other encumbrances within the meaning of section 363(f) of the Bankruptcy Code.
     (v) “Excluded Assets” shall have the meaning ascribed in Section 2.2.
     (w) “Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator, including, without limitation, the Bankruptcy Court.
     (x) “Hired Employees” shall have the meaning ascribed in Section 10.1.
     (y) “Infringement Claims” shall have the meaning ascribed in Section 2.1(h).
     (z) “Intellectual Property” means any and all intellectual property and industrial property (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including, without limitation, all: (a) inventions, discoveries, designs, processes, methods, developments, and Software; (b) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued; (c) works of authorship, Web sites, copyrights, copyright registrations, and copyright applications; (d) trade secrets and confidential information; (e) Internet domain names, trademarks, service marks, trade dress, trade names, slogans, logos, symbols, trademark registrations, and trademark applications; (f) any and all other intangible property; (g) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (h) goodwill associated with or symbolized by any of the foregoing.
     (aa) “Intellectual Property Rights” means any and all rights in, to, and under Intellectual Property, including, without limitation, any and all rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including, without limitation, all: (a) rights to use, have used, make, manufacture, sell, offer to sell, import, export, and have such done inventions, discoveries, designs, processes, methods, developments; (b) rights associated with patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (c) rights associated with works of authorship, including, but not limited to, rights in copyrights, moral rights, and rights to reproduce, distribute, perform, display, and prepare derivative works; (d) rights relating to the protection of trade secrets and confidential information; (e) rights in trademark applications and registrations, trademarks, service marks, trade names, Internet domain names, logos, symbols, and the like; (f) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property; (g) rights in divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (h) rights to sue for past, present, and future infringement of any and all such intellectual property rights and industrial property rights.
     (bb) “Knowledge of Sellers” means the actual, current knowledge of Matthew Booty, Miguel Iribarren, Ryan O’Desky, Deborah Fulton, Steve Marrin and Scot Lane.
     (cc) “Law” means any law, statute, code, ordinance, rule regulation, ruling, interpretation or other requirement of any Governmental Authority.
     (dd) “Midway L.A.” shall have the meaning ascribed in the Preamble
     (ee) “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority, including, without limitation, the Bankruptcy Court.
     (ff) “Parent” shall have the meaning ascribed in the Preamble.
     (gg) “Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, association, trust, unincorporated organization, joint venture, Governmental Authority or other legal entity.
     (hh) “Purchase Price” shall have the meaning ascribed in Section 5.1.
     (ii) “Purchased Assets” shall have the meaning ascribed in Section 2.1.
     (jj) “Purchaser” shall have the meaning ascribed in the Preamble.
     (kk) “Sale Motion” shall have the meaning ascribed in Section 9.5.

     (ll) “Sale Order” means an Order entered by the Bankruptcy Court authorizing and approving the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Purchaser, and substantially in the form of Exhibit 1.1(II) attached hereto.
     (mm) “Seller” shall have the meaning ascribed in the Preamble and shall, include Parent, the Studio or Midway L.A., as applicable, as debtor and debtor-in-possession, so as to provide to Purchaser the fullest protection under this Agreement and the transactions contemplated hereby as the Law allows.
     (nn) “Sensitive Information” shall have the meaning ascribed in Section 9.1 (a).
     (oo) “Studio” shall have the meaning ascribed in the Preamble.
     (pp) “Tangible Property” shall have the meaning ascribed in Section 2.1 (a).
     (qq) “Tax Returns” means, collectively, all returns, reports and similar statements (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Governmental Authority relating to Taxes.
     (rr) “Taxes” means any taxes, charges, fees or other assessments imposed by any Governmental Authority, including all Federal, state, local, foreign and other income, gross receipts, franchise, capital stock, withholding, payroll, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, excise, transfer, profits, license, customs, estimated, severance, stamp, occupation, value added and corporation and any other taxes, including any interest, penalties or additions on or to the foregoing.
     (ss) “Warner Bros.” shall have the meaning ascribed in Section 12.2.
     (tt) “Warner Bros. APA” means the Asset Purchase Agreement dated as of May 20, 2009, between Warner Bros. and, inter alia, Parent.
     1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:
     (a) References to an “Article,” “Section,” “Exhibit” or “Schedule” in this Agreement refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise stated. The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes. As used herein, the term “this Agreement” includes such Exhibits and Schedules;
     (b) The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof;
     (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed, whether or not expressly so stated, by the words “without limitation”;
     (d) As used in this Agreement, the words “herein,” “hereby,” “hereof,” and “hereunder’’ and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other portion of this Agreement;
     (e) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined in such certificate or other document;
     (f) Whenever the singular number is used in this Agreement, the same will include the plural where appropriate, and vice versa;

     (g) Any Law defined or referred to herein or in any agreement, instrument or other document that is referred to herein means such Law as from time to time amended, otherwise modified or supplemented, including by succession of comparable successor laws, statutes, rules or regulations;
     (h) References to a Person are also to such Person’s permitted successors and assigns; and
     (i) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE 2. PURCHASE AND SALE OF ASSETS
     2.1 Assets to be Purchased. On and subject to all the terms and conditions of this Agreement (including, without limitation, Section 2.2) and the Sale Order and in reliance upon the representations and warranties of the parties herein set forth, at the Closing and effective as of the Closing Date, each Seller shall, subject to the Sale Order, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of such Seller’s right, title and interest in, to, and under the Purchased Assets, free and clear of any and all Encumbrances.
     For purposes of this Agreement, the term “Purchased Assets” shall mean all properties, contracts, rights and other assets, of every kind and description, of Sellers that are related to, used in or intended for use in connection with the Business (other than the Excluded Assets), whether tangible, intangible, personal or mixed and wherever located, whether carried on the books of a Seller or not carried on the books of any Seller due to expense, full depreciation or otherwise, including without limitation the following assets in each case to the extent now owned or controlled by any Seller and used or intended for use in connection with the Business:
     (a) All fixed assets and other tangible personal property and assets (including without limitation all fixtures, furniture, furnishings, machinery, equipment, tools, parts, engineering equipment, communications equipment, accessories, computers and peripheral devices, motion-capture tools and equipment, office and other equipment and appliances and any replacement and spare parts for any such assets, including without limitation those items listed on Schedule 2.1 (a) (collectively, the “Tangible Property”);
     (b) Any and all pre-existing tools, software, artwork, music, animation assets, technology, source code, object code and/or generic code;
     (c) Any and all digital assets pertaining to game development including all artwork, animation sets, motion capture data, music, game concepts, designs and storylines;
     (d) All other Intellectual Property and Intellectual Property Rights;
     (e) Except as otherwise provided below, and subject to the last paragraph of this Section 2.1, those Contracts described on Schedule 2.1(e) or otherwise included in the Purchased Assets pursuant to any other subsection of this Section 2.1 (collectively, the “Assumed Contracts”);
     (f) Any and all rights to the license granted to Sellers in respect of the Business pursuant to Section 8.18 of the Warner Bros. APA as set forth in Section 9.7 hereof;
     (g) Those other assets listed on Schedule 2.1(g), if any; and
     (h) Any and all claims against third parties in the nature of infringement related to the other Purchased Assets (the “Infringement Claims”).

     Notwithstanding the preceding provisions of this Section 2.1, the “Purchased Assets” shall not include any software or other item of intangible property held by any Seller pursuant to a license or other Contract that does not constitute an Assumed Contract.
     Purchaser shall have the right, in Purchaser’s sole and absolute discretion and exercisable at any time prior to the Closing by giving written notice to Parent and the Committee, to exclude from the Purchased Assets any one or more properties, contracts, including without limitation any Contract that would otherwise be an Assumed Contract, rights or other assets that would otherwise constitute Purchased Assets, and all of such properties, contracts, rights or other assets, if any, shall, immediately upon such exclusion by Purchaser, constitute Excluded Assets.
     2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall be limited to the assets identified or described in Section 2.1 and shall in any event exclude all of the following (collectively, the “Excluded Assets”):
     (a) All cash, cash equivalents, bank deposits or similar cash items of any Seller and all marketable securities and other investments or any Seller;
     (b) Sellers’ rights under this Agreement or, except with respect to any Purchased Assets, any other agreement, document or instrument contemplated by this Agreement and all cash and non-cash consideration payable or deliverable to any Seller by Purchaser pursuant to the provisions hereof;
     (c) Any and all real property leases;
     (d) Any and all personal property leases, licenses and other Contracts that are not Assumed Contracts;
     (e) All securities, whether capital stock or debt, of the Studio or any other entity;
     (f) All rights and claims in or to any refunds, credits, rebates, abatement or other recovery of or with respect to any Taxes, assessments or similar charges paid by or on behalf of any Seller, together with any interest due thereon or penalty rebate arising therefrom, in each case to the extent applicable to any period prior to the Closing;
     (g) Tax records, minute books, stock transfer books and corporate seals of any Seller that any Seller is required by Law to retain; provided, however, that Sellers shall provide Purchaser with reasonable access to, and, at Purchaser’s sole cost and expense, copies of, any Excluded Asset described in this paragraph (g) which relate to the Purchased Assets;
     (h) Subject to applicable Law, all preference or avoidance claims and actions of any Seller under Chapter 5 of the Bankruptcy Code, and all other rights, claims or causes of action of Sellers against third parties, other than Purchaser, relating to the assets, properties, business or operations of Sellers arising out of events occurring on or prior to the Closing Date, other than Infringement Claims;
     (i) All instruments, accounts receivable and other receivables (including any unpaid interest accrued on such receivable) and unbilled costs and fees outstanding or owing between the Sellers and/or their affiliates, and all claims and causes of action relating or pertaining to the foregoing;
     (j) All properties, Contracts, rights or other assets expressly excluded from the Purchased Assets pursuant to the Sale Order, if any;
     (k) Any insurance policy of any Seller, including any refund or recovery thereunder;
     (l) The assets of any foreign subsidiary;

     (m) All of Sellers’ deposits or prepaid charges and expenses not specifically included in or arising in connection with the Purchased Assets;
     (n) All insurance proceeds, and claims and causes of action relating thereto, of any Seller arising prior to or after the Closing Date with respect to, or arising in connection with, any Excluded Asset, or any liability or obligation of Sellers not included in the Assumed Liabilities, and for the avoidance of doubt, all insured or insurable claims and causes of action against Sellers (or any of them) in the nature of commercial tort, breach of fiduciary duty, fraud, fraudulent conveyance, or breach of loyalty arising prior to and after the Closing Date shall be Excluded Assets;
     (o) All personnel records and other records that any Seller is required by Law to retain in its possession;
     (p) All software used for employee, accounting or legal functions and software related to the Sellers’ publishing business, including the software that interfaces with customers and warehouses;
     (q) Any accounts receivable and inventory owned by Sellers and their affiliates;
     (r) The License Agreement effective as of September 16, 2005 between TNA Entertainment, LLC and the Studio and property licensed by TNA in accordance therewith;
     (s) All tangible personal property owned by the Sellers not used or intended for use in connection with the Business;
     (t) All NBA/NHL/MLB video games, Lord of the Rings video games, Mechanic Master video games, and with respect to, and to the extent related to, such video games, all (i) titles, characters, names and trademarks; (ii) storylines, back stories, text, dialog, rules, guides, game-specific user documentation, puzzles and other similar materials; (iii) concepts, game play, structure, look and feel, art, settings, locations, environments, vehicles, weapons, gadgets and other similar elements; (iv) music and sound; (v) technology, codes (source, object, byte), engines, files (source, data, log, executable), databases, and other similar items; (vi) domain names, web site assets, user-generated content and end-user lists; (vii) development materials; (viii) development and test kits, development tools or the like; (ix) marketing materials; (x) Contracts relating to any such video games; and (xi) any and all intellectual property rights in and to the foregoing, including all publishing rights thereof and inventory relating thereto and any rights of any Sellers under any Excluded Contracts relating to any such video games;
     (u) Any and all properties, Contracts, rights and other assets designated by Purchaser as Excluded Assets pursuant to the last sentence of Section 2.1; and
     (v) Those assets listed on Schedule 2.2(v).
ARTICLE 3. ASSUMED LIABILITIES
     On the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, (i) all of Sellers’ liabilities and obligations arising from and after the Closing Date under the Assumed Contracts, (ii) the Cure Amounts, if any, and (iii) the Sellers’ responsibility for paid time off for the Hired Employees that has accrued as of August 4, 2009, subject to the usual terms and conditions applicable to paid time off for employees of Purchaser, as set forth on a schedule being provided to Purchaser by Sellers concurrently herewith (collectively, the “Assumed Liabilities”).

ARTICLE 4. EXCLUDED LIABILITIES
     Except for the Assumed Liabilities, Purchaser is not assuming and shall not assume, and Purchaser shall not in any way be responsible for, any liabilities or obligations of any Seller or any other liabilities or obligations whatsoever (whether known or unknown to any Seller) associated with the Purchased Assets or with any other properties, rights, contracts or other assets, without limitation, (i) any and all other liabilities or obligations of any Seller to any Hired Employee arising as a result of any fact, circumstance or event occurring prior to August 4, 2009 (including but not limited to unpaid salary or wages, unpaid expense reimbursement, or for workers compensation or medical benefits), and (ii) any and all other liabilities or obligations, whether presently in existence or arising hereafter, known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or unliquidated or otherwise.
ARTICLE 5. PURCHASE PRICE
     5.1 Purchase Price. The aggregate consideration due from Purchaser hereunder (the “Purchase Price”) shall consist of (a) cash in an amount equal to Two Hundred Thousand Dollars ($200,000), which shall be paid by Purchaser to the Studio at the Closing on and subject to the terms and conditions hereinafter set forth, and (b) the aggregate of the Cure Amounts and the other Assumed Liabilities, if any, which shall be paid by Purchaser to those parties to the Assumed Contracts to whom such Assumed Liabilities are owed (i) in the case of the Cure Amounts, within three (3) days following Closing or as otherwise provided in the Sale Order, and (ii) in the case of other Assumed Liabilities as and when such amounts are due and subject to the terms and conditions set forth in the Assumed Contracts. As additional consideration, Purchaser shall make offers of employment to not less than 40 employees of the Studio as and to the extent provided in Article 10, such employment to commence as of August 4, 2009, which offers are intended and anticipated to result in significant cost savings to the Sellers.
     5.2 Purchase Price Allocation. Within a reasonable period of time after the Closing, Purchaser shall prepare and deliver to Sellers a schedule (the “Allocation Schedule”) allocating the Purchase Price among the various assets comprising the Purchased Assets in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local Tax Law) or any successor provision, which shall be reasonably acceptable to the Committee. Purchaser and Sellers shall report and file al! Tax Returns (including any amended Tax Returns and claims for refund) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith for Tax purposes (including in any audits or examinations by any taxing authority or any other proceedings) unless required by judicial determination. The parties agree that the Allocation Schedule shall not be binding for any purpose other than for Tax purposes. Notwithstanding any other provisions of this Agreement, the provisions of this Section 5.2 shall survive the Closing.
ARTICLE 6. CLOSING AND DELIVERIES
     6.1 Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article 12, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the third Business Day after the entry of the Sale Order or on such other date as may be mutually agreed upon by the parties, but in no event later than September 4, 2009 (or such later date as is agreed upon in writing by Purchaser, Sellers and the Committee). The Closing shall be held at the offices of Sidley Austin LLP, 555 West Fifth Street, Suite 4000, Los Angeles, California 90013 or at such other location or in such other manner, including closing by facsimile or email with originals to follow, as agreed to by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     6.2 Deliveries by Seller. At the Closing, Sellers shall deliver to Purchaser the following items:

     (a) Access to the Purchased Assets as contemplated by Section 9.6;
     (b) A bill of sale substantially in the form attached hereto as Exhibit 6.2(b) (the “Bill of Sale”), duly executed by each Seller;
     (c) An assignment and assumption agreement substantially in the form attached hereto as Exhibit 6.2(c) (the “Assignment and Assumption Agreement”), duly executed by each Seller;
     (d) All such other agreements, instruments and documents in recordable form, duly executed by Sellers, as are deemed by Purchaser to be necessary or appropriate to effect the transfer to Purchaser of the Purchased Assets hereunder, each in form and substance reasonably satisfactory to Purchaser’s and Sellers’ counsel;
     (e) The compliance certificate described in Section 12.2, duly executed by authorized representatives of Sellers; and
     (f) Any and all such other agreements, instruments and documents as Purchaser shall reasonably request to consummate the transactions contemplated hereby.
     6.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Sellers (or such other Person as is designated by Parent or designated below) the following items:
     (a) The Purchase Price, by wire transfer of immediately available funds to the bank account designated by Parent not less than two Business Days prior to the Closing;
     (b) The Bill of Sale, duly executed by Purchaser;
     (c) The Assignment and Assumption Agreement, duly executed by Purchaser;
     (d) As promptly as is reasonably practicable and otherwise in accordance with the Bankruptcy Court orders, the Cure Amounts to the counterparties of the Assumed Contracts pursuant to this Agreement and Section 365 of the Bankruptcy Code;
     (e) The compliance certificate described in Section 12.3, duly executed by an officer of Purchaser; and
     (f) Any and all such other agreements, instruments and documents as Sellers shall reasonably request to consummate the transactions contemplated hereby.
     6.4 Sales, Use and Other Taxes. Any sales, purchase, transfer, stamp, documentary stamp, use, excise, value added, personal property, export, import, stamp, and withholding or similar Taxes under the laws of the states in which any portion of the Purchased Assets are located, any subdivision of any such state or any other jurisdiction, that may be payable by reason of the sale of the Purchased Assets under this Agreement or otherwise assessed or imposed in connection with the transactions contemplated hereby shall be borne and timely paid by Purchaser.
ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers hereby jointly and severally represent and warrant to Purchaser as follows:
     7.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     7.2 Authorization of Agreement. Subject to the applicable provisions of the Bankruptcy Code, the entry of the Sale Order, and the approval of this Agreement by the Bankruptcy Court:
     (a) Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby; and
     (b) This Agreement has been, and each Ancillary Agreement to which any Seller is a party as of the Closing will have been, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto) upon entry of the Sale Order this Agreement constitutes and each Ancillary Agreement to which Sellers are a party will constitute legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with such agreement’s respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     7.3 Conflicts. To the Knowledge of Sellers, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which Sellers are a party, and compliance by Sellers with the provisions hereof and thereof, do not and will not conflict with, or result in any violation of or default or breach (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of any Seller; or (ii) subject to entry of the Sale Order, any applicable Order or Law of any Governmental Authority applicable to such Seller or by which any Seller or any of the Purchased Assets is subject or bound, other than, in the case of clause (ii), such conflicts, violations, defaults, breaches, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets, or on any Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.
     7.4 Consents. To the Knowledge of Sellers, other than entry of the Sale Order by the Bankruptcy Court, no Consent of any Governmental Authority is required in connection with the execution and delivery by Sellers of this Agreement and the Ancillary Agreements to which Sellers are a party, the performance of Sellers’ obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby by Sellers.
     7.5 Title to Purchased Assets. Sellers own or have a valid and enforceable leasehold interest or license in or other valid right to use, the Purchased Assets. Schedule 7.5 identifies each tangible Purchased Asset listed on Schedule 2.1 (a) (i) as to which Sellers have a leasehold interest or other valid right to use, but not ownership, or (ii) as to which any Seller has, in whole or in part, granted any license or sublicense of or other right to use, or otherwise granted to any Person any right, title, or interest in, to, or under such Purchased Asset. The Purchased Assets include all of the properties, contracts, rights and other assets owned by the Sellers with respect to the Business immediately after the “Closing” under the Warner Bros. APA.
     7.6 Adverse Claims. Except as set forth on Schedule 7.6, to the Knowledge of Sellers, as of the date of this Agreement:
     (a) There is no demand, claim, charge, complaint, action, suit, proceeding, hearing, inquiry or investigation (an “Adverse Claim”) by any Person or Governmental Authority currently pending or overtly threatened against any Seller which Adverse Claim (i) questions the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, (ii) challenges the legality, validity, enforceability, ownership or performance of any Assumed Contract or other Purchased Asset, or (iii) alleges that any of the Intellectual Property included in the Purchased Assets or its respective past or current uses, has violated, interfered with, misappropriated, or infringed upon, or is violating, interfering with, misappropriating or infringing upon, any Intellectual Property Right or other proprietary right of any Person; and
     (b) No Seller has made or initiated any Adverse Claim alleging (or is otherwise aware) that any Person is violating, interfering with, misappropriating or infringing upon, or has violated or infringed upon at any time, any Intellectual Property or Intellectual Property Rights included in the Purchased Assets.
     7.7 Assumed Contracts. Sellers have made available to Purchaser true, correct and complete copies of each material written Assumed Contract, as amended to date, other than shrink-wrap licenses and other standard form Contracts which are common in the industry. To the Knowledge of Sellers, except for the proofs of claim filed in the Bankruptcy Proceedings, since August 1, 2008, no Seller has sent or received any notice of default or termination under any of the Assumed Contracts.
     7.8 No Other Agreements re Disposition. No Seller is a party to, and no Seller nor any of the Purchased Assets is bound by, any Contract other than this Agreement with respect to a possible merger, sale, restructuring, refinancing or other disposition of all or any part of the Purchased Assets,
     7.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, no Seller nor any other Person makes any other express or implied representation or warranty (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or non-infringement) with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties, whether made by any Seller, any affiliate of any Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained herein, each Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or non-infringement) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of any Seller or any of its affiliates). Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the business or assets being acquired by Purchaser. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material. The Purchased Assets are being transferred to Purchaser on a ‘“where is” and, as to condition, “ as is” basis, except as otherwise expressly set forth herein.
ARTICLE 8. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Sellers as follows:
     8.1 Organization and Good Standing. Purchaser is an entity duly formed, validly existing and in good standing under the laws of Delaware.
     8.2 Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Purchaser is a party and to perform Purchaser’s obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Ancillary Agreement to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each Ancillary Agreement to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto, the entry of the Sale Order and receipt of such other authorization as is required by the Bankruptcy Court) this Agreement and each other Ancillary Agreement to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with such agreements’ respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     8.3 Conflicts. To the knowledge of Purchaser, the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party, and compliance by Purchaser with the provisions hereof and thereof, do not and will not conflict with, or result in any violation of or default or breach (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of any Seller; (ii) subject to entry of the Sale Order, any applicable Order or Law of any Governmental Authority applicable to Purchaser or by which Purchaser or any of its properties or assets are subject or bound, other than, in the case of clause (ii), such conflicts, violations, defaults, breaches, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or on any Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.
     8.4 Consents. To the knowledge of Purchaser, other than entry of the Sale Order by the Bankruptcy Court, no Consent of any Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance of Purchaser’s obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby by Purchaser.
     8.5 Sufficient Funds. Purchaser has sufficient funds available to consummate this transaction.
     8.6 Purchaser’s Inspection. Purchaser has inspected the Purchased Assets, acknowledges the quantity and condition of the Purchased Assets, and acknowledges that no further inspection or due diligence is a condition to complete the transactions contemplated hereby. Purchaser acknowledges that it is purchasing the Assets on an “as is, where is” basis, with no representations or warranties of any kind except as specifically set forth in Article 7. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article 7 hereof. Purchaser further represents that neither Sellers nor any of their affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Sellers’ Business, the Purchased Assets or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Sellers, any of their affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Purchased Assets or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Purchased Assets and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.
ARTICLE 9. COVENANTS
     9.1 Access and Information.

     (a) From and after the date of this Agreement until the Closing Date, Sellers shall afford to Purchaser and Purchaser’s accountants, counsel and other representatives reasonable access, from time to time during normal business hours and with prior notice throughout the period from the date hereof until the Closing Date at Purchaser’s sole expense, to the properties, books, accounting records and related work papers, contracts, and commitments, and, to the extent available and permitted by the Bankruptcy Court upon the request of Parent, personnel and independent accountants and records, of Sellers to the extent the same relate to the Purchased Assets and the Business. During such period, Sellers shall furnish to Purchaser and to Purchaser’s accountants, counsel and other representatives copies of such documents and all such other information concerning Sellers as Purchaser may reasonably request at Purchaser’s sole expense (such documents and information, together with the properties, books, accounting records and related work papers, contracts, commitments, and records of Sellers referenced in the first sentence of this Section 9.1(a), the “Sensitive Information”). Any fees and expenses of Sellers’ accountants or counsel incurred and any request to the Bankruptcy Court made pursuant to this Section 9.1 (a) shall be at the sole cost and expense of Purchaser. Purchaser and its representatives shall cooperate with Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to Sellers’ business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney- client privilege or conflict with any confidentiality obligations to which Sellers are bound. No investigation or inspection pursuant to this Section 9.1 (a) shall in any way affect or diminish the respective conditions and obligations of the parties to this Agreement to consummate the transactions contemplated by this Agreement.
     (b) Except for the purposes of reviewing, investigating, and considering the transactions contemplated by this Agreement and the Ancillary Agreements, as necessary or appropriate to exercise Purchaser’s rights or perform Purchaser’s obligations under this Agreement or the Ancillary Agreements, in respect of the Purchased Assets, or as required by any Order, Law or other legal requirement, Purchaser shall not use the Confidential Information. For the purposes hereof, “Confidential Information” means Sensitive Information provided by Sellers to Purchaser in connection with the consideration by Sellers and Purchaser of the transactions contemplated hereby, but does not include any data, information or material that (i) was or is possessed or known by Purchaser prior to receipt or availability from Sellers in connection herewith, (ii) was or is independently developed by Purchaser without the benefit of disclosure or availability of such data, information, or material by Seller in connection herewith, (iii) was or is published or available to the general public other than through a breach of this Agreement by Purchaser, or (iv) was or is obtained by Purchaser from a third party with, to Purchaser’s knowledge, a valid right to disclose or make available such data, information or material.
     9.2 Preservation of Assets. Except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement, (iii) as approved by the Bankruptcy Court and not objected to by Purchaser, or (iv) with the prior written consent of the Purchaser, during the period from the date of this Agreement to and through the Closing Date, Sellers shall, taking into account the Bankruptcy Proceedings, exercise commercially reasonable efforts to protect and preserve, in all respects, the Purchased Assets. In addition, unless Sellers first obtain the express written consent of Purchaser, no Seller shall (i) sell, license, lease (as lessor), transfer or otherwise dispose of any of the Purchased Assets, (ii) abandon or permit to lapse (except in accordance with the terms thereof) or enter into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing rights with respect thereto, or (iii) release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Seller is a party relating to the Purchased Assets.
     9.3 Notification of Bankruptcy Court Filings Relating to this Agreement and New Adverse Claims. From and after the date hereof and until the Closing, Sellers shall, and shall cause their respective attorneys to, cooperate with Purchaser regarding, and shall keep Purchaser and its attorneys reasonably apprised of, (i) all matters with respect to the Bankruptcy Proceedings that relate to the transactions contemplated hereby, including, without limitation, by providing Purchaser and its attorneys with (x) a copy of any motion or other pleading, Order or other document to be filed with the Bankruptcy Court with respect to such transactions, and providing Purchaser and its attorneys a reasonable opportunity to review and comment on the same, and (y) reasonable advance notice of any motion to assume or reject any Assumed Contract; and (ii) the making, filing, initiation or assertion of any Adverse Claim first made, filed, initiated or asserted after the date hereof.
     9.4 Post-Closing Obligations. From and after the Closing:
     (a) At Purchaser’s sole expense, Sellers shall promptly deliver to Purchaser any and all correspondence, papers, documents and other items and materials received by either of them or found to be in their possession that pertain to the Purchased Assets; and
     (b) Sellers shall promptly execute and deliver or cause to be executed and delivered all such further agreements, bills of sale, assignments, certificates, instruments, and documents, and perform such further actions in addition to those required by this Agreement, as Purchaser may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Purchaser shall promptly execute and deliver or cause to be executed and delivered all such further agreements, assignment, certificates, instruments, and documents to assure fully to Sellers and the successors and assigns thereof, the assumption of the Assumed Liabilities and to otherwise make effective the transactions contemplated hereby and thereby. Any costs incurred by Sellers in fulfilling their obligations under this Section 9.4(b) shall be paid by Purchaser.
     9.5 Bankruptcy Court Filings. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits, non-confidential financial information, confidential information subject to a reasonable form of confidentiality agreement or othe(r documents or information for filing with the Bankruptcy Court for the purposes, among others, of (i) providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code; provided, however, that Purchaser shall be under no obligation to provide or deliver any additional undertakings, financial or otherwise, in connection with such a finding as required under the Bankruptcy Code; and (ii) making Purchaser’s employees and representatives available (at reasonable times and upon reasonable prior notice) to be interviewed by Sellers’ attorneys and to testify before the Bankruptcy Court and at depositions, with respect to demonstrating adequate assurance of future performance by Purchaser under any Assumed Contract. Promptly following execution of this Agreement, Sellers shall (i) file and prosecute a motion (the “Sale Motion”) (a) seeking approval of this Agreement and the transactions contemplated hereby, by way of private sale not subject to public auction or bidding, (b) providing that, in the event this Agreement is terminated pursuant to Section 13.1 (g) below and Purchaser is not in breach of any of its obligations hereunder, Sellers shall pay to Purchaser an amount equal to Purchaser’s actual and reasonable expenses incurred in connection with the transactions contemplated hereby up to Fifty Thousand Dollars ($50,000), (ii) seek to have the Sale Motion heard on an expedited basis and as soon as the Bankruptcy Court will allow, and (iii) seek entry of the Sale Order, and (c) to which is attached a mutually agreed upon list of the Contracts that (subject to the last paragraph of Section 2.1) shall constitute the Assumed Contracts and the related Cure Amounts, if any. Purchaser shall support the Sale Motion.
     9.6 Removal of Purchased Assets. Seller shall afford to Purchaser the opportunity to, and Purchaser at its sole cost and expense shall, remove or cause to be removed from the Sellers’ premises in San Diego, California all of the tangible Purchased Assets located on such premises within seven calendar days after the Closing Date. Purchaser agrees it shall be responsible for any damage to the Purchased Assets or the premises during such removal. To the extent that Purchaser requires or requests services of Sellers’ employees in connection with the delivery or removal of such assets after the Closing or for any other purpose, Purchaser agrees to pay the reasonable and customary costs of such employees for such assistance. In addition, Sellers shall afford Purchaser access to, and allow Purchaser to obtain, all intangible Purchased Assets located on Excluded Assets described in item 2 of Schedule 2.2(v).
     9.7 Sale to Warner Bros. Purchaser acknowledges and understands that Sellers and their affiliates sold a substantial portion of their assets to Warner Bros. under the Warner Bros. APA, including assets that may have been used in the Business, and that none of those assets are included in the Purchased Assets. Pursuant to Section 8.18 of the Warner Bros. APA, as of the Closing Date, Sellers are making available to Purchaser the license from Warner Bros. with respect to the Business for the benefit of the Studio referred to in Section 8.18 by permitting Purchaser to enter into such license directly and Purchaser accepts the terms of such license and shall be entitled to the benefits thereof.
ARTICLE 10. EMPLOYEE MATTERS.
     10.1 Offers of Employment. Between the date hereof and the Closing, Sellers shall provide Purchaser with reasonable access to the employees of the Studio in order to allow Purchaser to (i) interview those employees as Purchaser in its sole and absolute discretion may elect, regarding potential future employment with Purchaser, (ii) offer to employ those employees as Purchaser in its sole and absolute discretion may elect, and (iii) distribute to such offerees such forms and other documents setting forth the terms and conditions upon which employment with Purchaser is offered, and any other forms and documents, as Purchaser may deem necessary or desirable; provided, however, that prior to the expiration of three (3) days from the date hereof, Purchaser shall extend offers of at-will employment to not less than forty (40) employees of the Studio on terms and conditions that taken as a whole, are in all material respects as least as favorable to such employees as are such employees’ current terms of employment, with such employment to take effect from and after August 4, 2009. Those employees to whom offers of employment are made by Purchaser pursuant to this Article 10 and who commence such employment as of August 4 are collectively referred to herein as the “Hired Employees.”
     10.2 Limitations. Except as otherwise expressly required in the proviso to Section 10.1, nothing contained in this Article 10 (or any other provision of this Agreement) shall be construed to require, or prevent the termination of, employment by Purchaser of any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Hired Employee. No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of any Seller or any other Person or entity (including any beneficiary or dependent thereof), in respect of continued, resumed or alternative employment for any specified period of any nature or kind whatsoever. For the avoidance of doubt, Sellers shall retain and be solely responsible for all employee liabilities and obligations (including but not limited to liabilities and obligations under applicable Law) relating to periods prior to the date, if any, such employee becomes an employee of Purchaser or to the transactions contemplated hereby, and Sellers shall take, at their cost and expense, all such actions as may be required in connection with the transactions contemplated hereby, including but not limited to by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff.
ARTICLE 11. TAXES
     11.1 Prorations. All (i) personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date and (ii) any payments made by Sellers prior to the Closing Date under any Assumed Contract with respect to the calendar month in which the Closing Date occurs, shall be prorated between Sellers and Purchaser as of 12:01 a.m. (Eastern time) on the Closing Date and payments made accordingly.

     11.2 Cooperation and Audits. Purchaser and Sellers shall reasonably cooperate with each other regarding Tax matters and shall make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement.
ARTICLE 12. CONDITIONS PRECEDENT
     12.1 Conditions to Each Party’s Obligation to Effect the Closing. The obligation of each party to effect the Closing is subject to the satisfaction or waiver by all of the parties hereto at or prior to the Closing of the following conditions:
     (a) No Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement;
     (b) No Adverse Claim shall be pending before any Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any applicable Order or Law; provided, however, that any Adverse Claim with respect to the Sale Order shall be subject to Section 12.1(c) below and not this Section 12.1(b); and
     (c) The Bankruptcy Court shall have entered the Sale Order; the Sale Order shall be effective immediately upon entry, except to the extent stayed by its terms; the 10-day stay of the Sale Order, as provided in Rule 6004(h) and 6006(d) or any other Rule of the Federal Rules of Bankruptcy Procedure, shall not apply; and no other stay of the Sale Order respective of appeal, motion for rehearing or reconsideration, or petition for writ shall apply. The Sale Order shall, inter alia, (i) approve the sale of the Purchased Assets to Purchaser free and clear of all Encumbrances, (ii) vest Purchaser with good and marketable title to, or a valid and enforceable leasehold interest in or other valid right to use, the Purchased Assets; (iii) authorize Sellers’ assumption and assignment to Purchaser, and Purchaser’s assumption, of the Assumed Contracts, (iv) contain a specific finding that Purchaser is a good faith purchaser of the Purchased Assets pursuant to section 363(m) of the Bankruptcy Code, and (v) authorize Sellers to consummate the transactions contemplated by this Agreement and all Ancillary Agreements.
     12.2 Conditions to Purchaser’s Obligation to Effect the Closing. The obligation of Purchaser to effect the Closing is subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of (in addition to the conditions set forth in Section 12.1) the following conditions:
     (a) The representations and warranties of Sellers made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); Sellers shall have in all material respects performed or tendered performance of or complied with, each and every covenant, obligation and condition on the part of any Seller to be performed which, by its terms, is required by this Agreement to be performed or complied with at or before the Closing; and Sellers shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized representative of each Seller (as his or her capacity as such) confirming the foregoing;
     (b) Sellers shall have delivered or be prepared to deliver all of the items required by Section 6.2 and all other items required to be delivered by Sellers or either of them pursuant to the terms and conditions of this Agreement;
     (c) Warner Bros. Entertainment Inc. (“Warner Bros.”) shall have entered into a license agreement in the form previously approved by Purchaser and Warner Bros., a copy of which form has been provided to Blank Rome LLP, as counsel for the Sellers, with respect to the shared engine developed by or on behalf of Sellers and their affiliates prior to July 10, 2009; and

     (d) If any independent contractors have provided services to the Business since “Closing” under the Warner Bros. APA and may have a right in and to the intellectual property or assets of the Business, then Purchaser shall have received copies of assignment of rights agreements executed by those contractors either in the Sellers’ standard form as previously provided to Purchaser or in such other form as is acceptable to Purchaser.
     12.3 Conditions to Sellers’ Obligation to Effect the Closing. The obligation of Sellers to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of (in addition to the conditions set forth in Section 11.1) the following conditions:
     (a) The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); Purchaser shall have in all material respects performed or tendered performance of or complied with, each and every covenant, obligation and condition on the part of Purchaser to be performed which, by its terms, is required by this Agreement to be performed or complied with at or before the Closing; and Purchaser shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized representative of Purchaser (in his or her capacity as such) confirming the foregoing); and
     (b) Purchaser shall have delivered or be prepared to deliver all of the items required by Section 6.3 (including but not limited to the Purchase Price) and all other items required to be delivered by Purchaser pursuant to the terms and conditions of this Agreement.
     12.4 Best Efforts to Satisfy. Each party hereto shall use its best efforts to cause the conditions set forth in this Article 12 to be satisfied. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Sections 12.1, 12.2 or 12.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE 13. TERMINATION
     13.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
     (a) By Purchaser or Sellers, if as of September 4, 2009 Sellers have failed to obtain entry of the Sale Order, or if any time prior to September 4, 2009 the Sale Order ceases to be in full force and effect, or is revoked, rescinded, vacated, appealed, materially modified, reversed or stayed or otherwise rendered ineffective by a court of competent jurisdiction;
     (b) By Purchaser or Sellers, if the Closing shall not have occurred by September 4, 2009; provided, however, that if the Closing shall not have occurred on or before such date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 13.1(b);
     (c) By mutual written consent of Sellers and Purchaser;
     (d) By Purchaser, if Sellers fail to consummate the transactions contemplated hereby, Purchaser has otherwise complied with all of Purchaser’s obligations under this Agreement, and all of the conditions contained in Sections 12.1 and 12.3 have been satisfied;
     (e) By Sellers, if Purchaser fails to consummate the transactions contemplated hereby, Sellers have otherwise complied with all of Sellers’ obligations under this Agreement, and all of the conditions contained in Sections 12.1 and 12.2 have been satisfied;

     (f) By Sellers or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or
     (g) By Purchaser or Sellers if Sellers have accepted a higher and better offer with respect to the disposition of all or any substantial portion of the Purchased Assets, whether directly or indirectly, through a sale of equity (by merger, consolidation or otherwise) or in consideration of the claims or liens of creditors of Sellers, to a Person other than Purchaser or any of its affiliates.
     13.2 Effect of Termination. In the event that this Agreement is validly terminated pursuant to this Article 13, written notice shall promptly be given to the other parties and all obligations of the parties under this Agreement shall terminate, and none of the parties shall have any further liability or obligation to any other party hereunder, except that the obligations of the parties designating as surviving termination shall survive such termination and except for any breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 13.1 (g) above and Purchaser is not in breach of any of its obligations hereunder, Sellers shall pay to Purchaser an amount equal to Purchaser’s actual and reasonable expenses incurred in connection with the transactions contemplated hereby up to Fifty Thousand Dollars ($50,000).
ARTICLE 14. MISCELLANEOUS
     14.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     14.2 Brokerage Obligations. Sellers and Purchaser each represent and warrant to the other that such party has incurred no liability to any broker or other broker or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. If any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder’s fees, or commissions are ever asserted against Purchaser or any Seller in connection with the transactions contemplated hereby, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any Person in connection with the transactions contemplated hereby.
     14.3 Publications. Subject to the requirements of the Bankruptcy Code, each of the parties shall consult with the other(s) prior to issuing any press release or otherwise making any public statement with respect to the contents of this document or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation and then only with the consent of such other parties, except as may be required by Law, the Bankruptcy Court, the Securities and Exchange Commission or applicable stock exchange or NASDAQ regulations.
     14.4 Survival. All covenants and agreements in this Agreement or in any Ancillary Agreement that are described herein or therein as surviving the Closing or that by their terms are to be performed after the Closing shall survive the Closing (provided, that Sellers shall have no liability to Purchaser for any breach of any covenant to be performed prior to Closing). All other covenants and agreements, and all representations and warranties made herein, shall terminate as of the Closing and none of the parties shall have any liability to each other after the Closing for any breach thereof.
     14.5 Waiver. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by each party that is entitled to the benefits thereof. No waiver of any provision of this Agreement, nor consent to any departure therefrom, will be effective unless the same shall be in writing and signed on behalf of such party, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a party to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     14.6 Amendment. This Agreement may not be amended, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by the parties hereto that specifically references this Agreement.
     14.7 Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given if effected by personal delivery (including but not limited to by Federal Express or other similar courier service), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile (with written confirmation by the sender), addressed as follows:
(a) If to any Seller:
Midway Games Inc.
2704 West Roscoe Street
Chicago, IL 60618
Facsimile: (773) 961-2099
Attn: General Counsel
With a copy (which shall not constitute notice) to:
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Facsimile: (917) 332-3733
Attn: Jeffrey N. Siegel Esq.
          Pamela E. Flaherty, Esq.
or at such other address or facsimile number as Sellers may have advised Purchaser in writing; and
(b) If to Purchaser:
THQ Inc.
29903 Agoura Rd.
Agoura Hills, CA 91301
Attn: Brandy A. Carrillo, Vice President, Business & Legal Affairs
Fax: 818-871-7582
With a copy (which shall not constitute notice) to:
Sidley Austin LLP
555 W. Fifth Street
Los Angeles, CA 90013
Attn: Jeffrey E. Bjork and Laura A. Loftin
Fax: 213-896-6600
or at some other address or facsimile number as Purchaser may have advised Sellers in writing.

All such notices, requests and other communications shall be deemed to have been received on the date receipt is confirmed.
     14.8 Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. No party may transfer, convey, dispose, assure or otherwise assign his or its rights or obligations hereunder or any interest herein without the prior written consent of the other parties hereto. To the extent of any such assignment, such assignee will have the same rights and obligations with respect to the other parties as it would have if it were a named party hereto. Notwithstanding the foregoing, Purchaser may, without the consent of Sellers, assign Purchaser’s rights and delegate Purchaser’s obligations under this Agreement to any affiliate of Purchaser.
     14.9 Governing Law. Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof.
     14.10 Severability. If any term or provision of this Agreement is found by any Governmental Authority to be illegal, invalid or unenforceable, then the parties hereby waive such term or provision to the extent that it is found to be illegal, invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such term or provision will, to the extent allowable by Law and the preceding sentence, not be voided or canceled but will instead be modified by such Governmental Authority so that it becomes enforceable and, as modified, will be enforced as any other term or provision hereof. All other terms and provisions hereof will remain in full force and effect and are to be construed in accordance with the modified term or provision as if such illegal, invalid or unenforceable term or provision had not been contained in this Agreement.
     14.11 Entirety. This Agreement, including the Exhibits and Schedules attached hereto and together with the Ancillary Agreements, sets forth the entire agreement and understanding between the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein.
     14.12 Agreement Negotiated. The parties have participated jointly in the negotiation and drafting of this Agreement. No Law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.
     14.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be deemed collectively to be one agreement. Execution may be effected by delivery of facsimiles of signature pages, and facsimiles of signatures will be deemed to be originals for all purposes of this Agreement.
     14.14 Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any Person other than the parties and their heirs, executors, administrators, personal representatives, successors and permitted assigns any right or remedy under or by reason of this Agreement, except as otherwise expressly provided in this Agreement.
     14.15 Jurisdiction. WITHOUT LIMITING ANY PARTY’S RIGHT TO APPEAL ANY ORDER OF THE BANKRUPTCY COURT, THE PARTIES AGREE THAT IF ANY DISPUTE ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED HEREUNDER OR IN CONNECTION HEREWITH, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION AND SHALL BE THE EXCLUSIVE VENUE TO RESOLVE ANY AND ALL DISPUTES RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. SUCH COURT SHALL HAVE SOLE JURISDICTION OVER SUCH MATTERS AND THE PARTIES AFFECTED THEREBY AND PURCHASER AND SELLERS EACH HEREBY CONSENT AND SUBMIT TO SUCH JURISDICTION; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY PROCEEDINGS HAVE CLOSED, THE PARTIES AGREE TO UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND ANY APPELLATE COURT FROM ANY THEREOF, FOR THE RESOLUTION OF ANY SUCH CLAIM OR DISPUTE. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     14.16 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof or therein to the extent permitted by Law.
     14.17 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, counsel or equityholder of Sellers or Purchaser shall have any liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     14.18 Damages and Injunctive Relief. Damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an Order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 14.18 shall be in addition to any other rights which a party may have at Law or in equity pursuant to this Agreement.
     14.19 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.
* * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MIDWAY HOME ENTERTAINMENT INC.
By:	/s/ Matthew Booty
	Name:	Matthew Booty
	Title:	Chief Executive Officer

MIDWAY STUDIOS — LOS ANGELES INC.
By:	/s/ Matthew Booty
	Name:	Matthew Booty
	Title:	Chief Executive Officer

MIDWAY GAMES, INC.
By:	/s/ Matthew Booty
	Name:	Matthew Booty
	Title:	Chief Executive Officer

THQ INC.
By:	/s/ Steve DeCosta
	Name:	Steve DeCosta
	Title:	Senior Vice President, Finance & Administration

SCHEDULE 2.1(a)
Tangible Property
1.	The fixed assets and other tangible personal property and assets included on Attachment A hereto.

Attachment A to Schedule 2.1 (a)
It is intended that Purchaser acquire the fixed assets used in connection with the Business which includes desks, chairs, file cabinets and personal computers used by the development team of the Business and the associated servers and development kits, motion capture equipment and equipment in the sound studio and other items listed below. Between the date hereof and the hearing on the Sale Order, Purchaser and Sellers shall work to produce the specific list of the fixed assets and replace this Attachment A to such list.
All personal computers designated for all current Studio employees engaged in the Business (approximately 110) and related hardware, including without limitation all monitors (approximately 200) and mice, and all hard drives, software and files currently residing or loaded thereon;
All of the following as the same are used or intended for use in the Business: televisions (approximately 20), development kits (approximately 140 development kits) test kits, and related items;
A Cannon digital SLR camera
2 AVID HD Recorders
HD Video Camera
Full Audio Suite, including without limitation hardware, microphones, decks, instruments, and boards.
Projectors (approximately 4)
Video Conference system
Vicon Motion Capture System
Head Scanner
Burn Towers (approximately 4)
Lights for photo shoots
Copies of Visual Studio used in the Business
Copies of Incredibuild used in the Business
Perforce Licenses used in the Business

Copies of 3DS Max used in the Business
Copies of Maya used in the Business
Copies of Motion Builder used in the Business
Copies of Visual Assist (Visual Studio Plug-in) used in the Business
Copies of Microsoft Office used in the Business
Copies of Microsoft Project used in the Business
Copies of Araxis Merge used in the Business
Mindjet seats used in the Business
After Effects seats used in the Business
Copies of Netmix used in the Business
Copies of commercially available Sound Libraries used in the Business
Copies of Visio used in the Business
Copies of V-Ray used in the Business
Copies of Mudbox used in the Business
Copies of Quicktime Pro used in the Business
Copies of Final Cut Pro used in the Business
Copies of Adobe Premier used in the Business
Copies of Photoshop and illustrator used in the Business
Copies of Fraps used in the Business
Vikon Blade
All Vikon Software
Copies of Motion Analysis EVA realtime used in the Business
Copies of ZBrush used in the Business
Copies of ACDC used in the Business
Copies of Devtrack used in the Business

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Copies of VMWare used in the Business
VMWare ESXi used in the Business
VMware Server 2 for Windows used in the Business
VMware Server 2 for Linux used in the Business

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SCHEDULE 2.1(e)
Assumed Contracts
1.	All licenses and other contracts listed or applying to the assets listed on Attachment A to Schedule 2.1(a); and

2.	All licenses and other contracts listed on, or included in the assets listed on, Schedule 2.1(g), including Attachment G thereto.

SCHEDULE 2.1 (g)
Additional Purchased Assets
1.	Motion capture equipment;

2.	Vikon Blade software;

3.	Perforce licenses used in the Business;

4.	Servers and any associated hard drives used in the Business;

5.	Networked hard drives used in the Business;

6.	Development kits used in the Business, including without limitation any such Sony, Microsoft, and Nintendo development kits (but excluding the license agreements from such platform manufacturers covering Sellers use of the developments kits);

7.	Copies of Microsoft Office used in the Business;

8.	Incredibuild licenses used in the Business;

9.	Z Brush licenses used in the Business;

10.	All personal computers designated for all current Studio employees engaged in the Business, including all hard drives, software and files currently residing or loaded thereon;

11.	Intellectual Property created based on the shared engine that is the subject of the license with Warner Bros, since the Warner Bros. Closing;

12.	Copies of Autodesk Maya used in the Business;

13.	Copies of Autodesk Motionbuilder used in the Business; and

14.	The audio equipment, software and furniture listed on Attachment G.

Attachment G to Schedule 2.1(g)
Audio Hardware:
Mackie DXB
Adam A7 (x5)
Tannoy TS 10
Korg Karma
M-Audio Keyboard
Furman Voltage Conditioners (x3)
PAL Plus Requisite Pre-Amp
Presonus ADL 600 Pre-Amp
Digidesign Midi I/O
Digidesign Sync I/O
Digidesign 192 I/O
Digidesign HD Accel cards (x3)
Optical Patchbay
Apple G5
Apple Mac Pro
M-Audio ProFire 2626
Avid Mojo
Firewire Hub
Soundblaster PC audio cards (x2)
Mackie HR824 (x2)
Domestic Amplifiers/Receivers (x2)
JBL Domestic 5.1 speaker set
Logitech 5.1 speaker set
LCD TVs (x2)
LCD Monitors. (x8)
Speakers stands (approx 10)
Neuman U87a
Sterling ST-77 (x2)
Audio Technica Microphones (x2)
Sennheiser Shotgun Microphone (xl)
Marantz portable digital recorder.
Shure SM57 (x2)
Shure SM58 (x2)
Furman Headphone Amplifier
Headphones (Approx 5 pairs)
Electric Guitar
Bass Guitar
Portable Mackie Mixer for field recordings.
Audio Software:
Pro-Tools 8 HD
Pro-Tools 8 M-Powered

Netmix (Server & 2 client licenses)
SFX libraries
Toast
Waves Platinum Bundle
Waves Gold Bundle
McDSP MC2000
Roxio Toast
Quicktime Pro
Techtool Pro
Sony Sound Forge (x2)
Sony Vegas (x2)
Izotope RX
Audio Furniture:
Custom built desk with screen mounts (Matt’s Studio)
Argosy desk (Vince’s studio)
Sound Absorbing Material
Mic stands (x3)
Small Rack (x2)
Audio Patch Panels (x2)
Lecturns (x2)
Se Electronics Reflection Filter
Speaker stands (approx 10)
Various cables.

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SCHEDULE 2.2(v)
Excluded Assets
1.	Any Intellectual Property or Intellectual Property Rights or other property created under or arising out of any Contract that is not an Assumed Contract.

2.	Any equipment which is used both in connection with the Business and with other activities conducted at the facility located at 10636 Scripps Summit Court, San Diego, California, including without limitation, the e-mail server, the backup server and the telephone system.

3.	Leasehold improvements.

4.	Any Contract with a third party developer for the development of a TNA wrestling game on a hand held platform, including:
•	Master Design and Development Agreement dated February 6, 2009 between Midway Home Entertainment Inc. and Doubletap LLP and Schedules 1 and 2 thereto.

•	Master Design and Development Agreement effective as of September 1, 1999 by and between Midway Home Entertainment Inc. and Point of View, Inc. and the schedules thereto.

•	Master Design and Development Agreement effective as of April 9, 2007 by and between Midway Home Entertainment Inc. and Fooptube, LLC, d/b/a Sensory Sweep and the schedules thereto
5.	License Agreement dated January 9, 2008 between TNA Entertainment LLC and Midway Home Entertainment Inc. (Masters and Compositions)

6.	The TNA iMPACT! video game.

7.	All confidential or proprietary information belonging to TNA Entertainment LLC.

8.	Third party licenses related to the TNA iMPACT! video game, including without limitation:
•	RAD Game Tools: Bink Video

•	Quazal: Spark

•	Epic: Unreal Engine 3

•	Scaleform: GFx

•	Havok: Havok Physics

•	FMOD: Ex Programmers API

9.	Consulting agreements related to the TNA wrestling game:
•	Point of View: Ported PS2/Wii versions of the game and were also contracted for programming for online game play for PS3/Xbox360

•	TNA: Custom music composed for story mode, also took photos for texture reference for characters

•	Animation Contractors: Carl Fritz, Donovan Lightfoot, John Root

•	Virtuous — outsourced CAP clothing items
10.	Photocopier.

11.	All automotive vehicles.

12.	All license agreements with platform manufacturers covering Sellers use of developments kits used in the Business (excluding the development kits used in the Business which shall be Purchased Assets), including without limitation such license agreements with Sony, Microsoft, and Nintendo.

13.	All platform agreements between any Seller and any third party, including without limitation, Sony Computer Entertainment America Inc., Sony Computer Entertainment Europe Ltd. Nintendo of America Inc. and Microsoft Licensing GP.

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SCHEDULE 7.5
Title to Purchased Assets
The Sony, Microsoft and Nintendo development kits used in the Business are held by Sellers under standard licenses.

SCHEDULE 7.6
Adverse Claims
On July 19, 2009 Blank Rome LLP, counsel to Sellers, received a Letter from Haynes and Boone, LLP, counsel to TNA Entertainment, LLC, regarding the hiring of certain personnel of Sellers or its affiliates employed in the San Diego studio by Purchaser and requesting the Studio provide the assurances requested in such letter.

Exhibit 1.1(II)
IN THE UNITED STATES BANKRUPTCY
COURT FOR THE DISTRICT OF DELAWARE

In re	:	Chapter 11
:
MIDWAY GAMES INC., et al.,	:	Case No. 09-10465 (KG)
	:	(Jointly Administered)
Debtors.[1]	:	Re: Docket No.
ORDER UNDER 11 U.S.C. §§ 105(a), 363, AND 365 AND FEDERAL RULES OF
BANKRUPTCY PROCEDURE 2002, 6004, 6006 AND 9014 (A) APPROVING
THE SALE OF PURCHASED ASSETS FREE AND CLEAR OF ALL LIENS,
CLAIMS, INTERESTS AND ENCUMBRANCES PURSUANT TO 11 U.S.C. §
363, (B) AUTHORIZING AND APPROVING THE ASSUMPTION
AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND
UNEXPIRED LEASES, AND (C) GRANTING RELATED RELIEF
          Upon the motion (the “Sale Motion”) of the above-captioned debtors and debtors in possession (the “Debtors”), pursuant to sections 105, 363, and 365 of title 11 of the United States Code (the “Bankruptcy Code”), and Rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) for an order authorizing and approving (a) the sale of all or substantially all of the assets relating to the Debtors’ San Diego Studio business (the “Purchased Assets”) as described in and pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of August 3, 2009 (collectively, with all schedules and exhibits thereto and all Ancillary Agreements,2 the “Purchase Agreement’’) by and between Midway Home Entertainment, Inc., Midway Studios — Los Angeles and Midway Games

[1]	The Debtors are: Midway Games Inc., Midway Home Entertainment Inc., Midway Amusement Games, LLC, Midway Interactive Inc., Surreal Software Inc., Midway Studios — Austin Inc., Midway Studios — Los Angeles Inc., Midway Games West Inc., Midway Home Studios Inc., and Midway Sales Company, LLC.

[2]	All capitalized terms not otherwise defined in this Order have the meanings ascribed to such terms in the Sale Motion or the Purchase Agreement (defined below), as applicable. In the event of any inconsistency, the Purchase Agreement shall control.

Inc., as sellers (the “Sellers”), and THQ Inc. (the “Purchaser”), a true and correct copy of which is attached hereto as Exhibit A, and (b) the assumption and assignment of certain executory contracts and unexpired leases; and the Court having reviewed and considered (i) the Sale Motion and all relief related thereto, (ii) any objections thereto and (iii) the Court having heard the statements of counsel and the evidence presented in support of the relief requested by the Sale Motion at a hearing before the Court on                         , 2009 (the “Sale Hearing”); and the Court having jurisdiction to consider and determine the Sale Motion in accordance with 28 U.S.C. §§ 157 and 1334; and due notice of the Sale Hearing and the Sale Motion having been provided, and it appearing that no other or further notice need be provided; and after due deliberation and sufficient cause appearing therefor;
          IT IS HEREBY FOUND AND DETERMINED:
          A. The Court has jurisdiction to consider the Sale Motion and the relief requested therein under 28 U.S.C. §§ 157 and 1334. The Sale Motion is a core proceeding under 28 U.S.C. § 157(b)(2)(A), (N) and (O). Venue is proper in the Court under 28 U.S.C. §§ 1408 and 1409.
          B. The statutory predicates for the relief sought in the Sale Motion are sections 105(a), 363(b), (f), and (m) and 365(a), (b) and (f) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.
          C. As evidenced by the certificates of service filed with the Court, and based on the representations made at the Sale Hearing, (i) proper, timely, adequate, and sufficient notice of the Sale Motion, the transactions contemplated thereby (including the proposed assumption and assignment of the Assumed Contracts) and the Sale Hearing has been provided in accordance with sections 102, 105, 363 and 365 of the Bankruptcy Code and Bankruptcy

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Rules 2002, 6004, 6006 and 9014; and (ii) no other or further notice of the Sale Motion, the transactions contemplated thereby and the Sale Hearing or the entry of this Order is required.
          D. A reasonable opportunity to object or be heard with respect to the Sale Motion and the relief requested therein has been afforded to all interested persons and entities, including, but not limited to: (i) the Office of the United States Trustee (the “OUST”); (ii) the official committee of unsecured creditors (the “Creditors’ Committee”) appointed in the Debtors’ bankruptcy cases; (iii) known persons holding a lien, claim, encumbrance or other interest in, to or against any of the Purchased Assets; (iv) known parties to the Assumed Contracts; (v) applicable federal, state and local taxing authorities; (vi) applicable federal, state and local governmental units; and (vii) all entities who have filed a notice of appearance and request for service of papers in the Debtors’ bankruptcy cases pursuant to Bankruptcy Rule 2002.
          E. The Debtors have marketed the Purchased Assets diligently, in good faith and in a commercially reasonable manner to secure the highest and/or best offer therefor.
          F. The terms and conditions of the Purchase Agreement: (i) are fair and reasonable, (ii) valid, binding and enforceable, (iii) constitute the highest and best offer for the Purchased Assets, (iv) will provide a greater recovery for the Sellers’ creditors than would be provided by any other practical available alternative (v) constitute reasonably equivalent value and fair consideration for the Purchased Assets and (vi) are in the best interests of the Sellers, their bankruptcy estates, creditors, and all parties in interest. The Sale must be approved and consummated promptly in order to maximize the value of the Sellers’ estates.
          G. The Purchaser is a good faith purchaser in accordance with section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby.

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          H. Neither the Sellers nor the Purchaser has engaged in any conduct that would cause or permit the application of section 363(n) of the Bankruptcy Code to the Sale, including having the Purchase Agreement voided.
           ACCORDINGLY, THE COURT HEREBY ORDERS THAT:
          1. The Sale Motion is granted.
          2. Any objections to the Sale Motion or the relief requested therein that have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled on the merits. Parties who did not object, or who withdrew their objections to the Sale Motion, are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.
          3. The Purchase Agreement and all of the terms and conditions contained therein are approved and are binding upon the parties thereto.
          4. The Debtors are authorized and directed, pursuant to sections 105(a) and 363(b) of the Bankruptcy Code, to perform all of their obligations pursuant to the Purchase Agreement and to execute such other documents and take such other actions as are reasonably necessary to effectuate the transactions contemplated by the Purchase Agreement.
          5. The sale of the Purchased Assets, pursuant to this Order and the Purchase Agreement, will vest the Purchaser with good title to the Purchased Assets and will be a legal, valid and effective transfer of the Purchased Assets free and clear of all liens, claims, interests or other Encumbrances (collectively, “Liens”), with all such Liens to attach to the net proceeds of sale of the Purchased Assets in the order of their priority, and with the same validity, priority, force and effect which such holder has prior to the sale of the Purchased Assets, subject to the rights, claims, defenses, and objections, if any, of the Debtors and all parties in interest, pursuant to sections 105(a), 363(f), and 365 of the Bankruptcy Code.

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          6. All persons or entities holding Liens in, to or against the Purchased Assets shall be, and they hereby are, forever barred from asserting such Liens against Purchaser and its successors and assigns, or against such Purchased Assets after Closing.
          7. Subject to and conditioned on the Closing of the transactions contemplated by the Purchase Agreement, pursuant to sections 105(a) and 365 of the Bankruptcy Code, the Sellers’ assumption and assignment to the Purchaser, and the Purchaser’s assumption on the terms contained in the Purchase Agreement, of the Assumed Contracts is approved, and the requirements of section 365(b)(l) of the Bankruptcy Code with respect thereto, including without limitation that all Cure Amounts as determined by the Court have been paid or otherwise satisfied, are deemed satisfied.
          8. The Purchase Agreement and any related agreements, documents or other instruments may be modified, amended, or supplemented through a written document signed by the parties in accordance with the terms thereof without further order of the Court; provided, however, that any such modification, amendment or supplement is neither material nor changes the economic substance of the transactions contemplated hereby.
          9. Until these cases are closed or dismissed, the Court shall retain exclusive jurisdiction (a) to enforce and implement the terms and provisions of the Purchase Agreement, all amendments thereto, and any waivers and consents thereunder; (b) to compel the Sellers and the Purchaser to perform all of their respective obligations under the Purchase Agreement; (c) to resolve any disputes, controversies or claims arising out of or relating to the Purchase Agreement; and (d) to interpret, implement and enforce the provisions of this Order.
          10. This Order shall be binding upon (i) the Debtors and their estates, (ii) all creditors of, and holders of equity interests in, any Debtor, (iii) all holders of Liens against or on

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all or any portion of the Purchased Assets, (iv) the Purchaser, and (v) all successors and assigns of any of the foregoing, including any trustees that may be appointed in any of the Debtors’ bankruptcy cases.
          11. The failure to include any particular provision of the Purchase Agreement in this Order shall not diminish or impair the effectiveness of that provision, it being the intent of the Court and the parties that the Purchase Agreement be approved and authorized in its entirety.
          12. This Order constitutes a final order pursuant to 28 U.S.C. § 158(a). As provided by Bankruptcy Rule 7062, this Order shall be effective and enforceable immediately. The provisions of Bankruptcy Rules 6004(g) and 6006(d) staying the effectiveness of this Order for ten (10) days are hereby waived. This Court has found that time is of the essence in closing the transactions contemplated by the Purchase Agreement and the parties to the Purchase Agreement shall be authorized to close the sale as soon as possible consistent with the terms of the Purchase Agreement.
Dated: August       , 2009

The Honorable Kevin Gross
United States Bankruptcy Judge

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Exhibit 6.2(b)
FORM OF BILL OF SALE
     BILL OF SALE dated as of                     , 2009, from Midway Games, Inc., a Delaware corporation, and Midway Home Entertainment Inc., a Delaware corporation, Midway Studios — Los Angeles Inc., a California corporation (collectively, “Sellers”), and THQ Inc., a Delaware corporation, (“Purchaser”).
     WHEREAS, this Bill of Sale is being executed and delivered in connection with the consummation of the sale and purchase transaction contemplated in that certain Asset Purchase Agreement by and between Purchaser and Sellers, dated as of August 3, 2009 (hereinafter called the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this Bill of Sale have the respective meanings set forth in the Purchase Agreement, the applicable terms of which are hereby incorporated by reference into this Bill of Sale; and
     WHEREAS, pursuant to Section 2.1 of the Purchase Agreement, Sellers have agreed to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser has agreed to purchase and accept, all of Sellers’ respective right, title and interest in and to the Purchased Assets; and
     WHEREAS, pursuant to the Purchase Agreement, Sellers have agreed to execute and deliver this Bill of Sale with respect to the Purchased Assets to be conveyed by Sellers to Purchaser at the Closing.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Sale Order, Sellers do hereby irrevocably and unconditionally sell, transfer, convey, assign and deliver to Purchaser all of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all liens, claims, interests, and other encumbrances within the meaning of Section 363(f) of the Bankruptcy Code; provided that Sellers are not selling, transferring, conveying, assigning or delivering any Excluded Assets.
     TO HAVE AND TO HOLD the same unto Purchaser and its successors and assigns, to and for its or their use, forever, subject, however, to all terms, conditions and provisions in the Purchase Agreement and the Sale Order.
     Except as provided in the Purchase Agreement or the Sale Order, the Purchased Assets are sold and conveyed “as is”, “where is”, and with all faults and defects, and Sellers make no warranty, express or implied, as to condition, description, fitness for a particular purpose, merchantability, or as to any other matter.
     By its execution hereof, Purchaser hereby accepts the foregoing sale, transfer, conveyance, assignment and delivery.
     Sellers hereby covenant and agree that they shall, at any time or from time to time hereafter at the reasonable request of Purchaser, execute and deliver such further instruments of conveyance, sale, transfer and assignment to Purchaser for any of the Purchased Assets.

     Sellers hereby constitute and appoint Purchaser and its successors and assigns as its true and lawful attorneys in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Sellers but on behalf of and for the benefit of Purchaser and its successors and assigns, to demand and receive any and all of the Purchased Assets hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Sellers or otherwise, for the benefit of Purchaser or its successors and assigns, proceedings at law, in equity, or otherwise, which Purchaser or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which Purchaser or its successors or assigns reasonably deem desirable.
     The terms and provisions of this Bill of Sale shall be binding upon Sellers and their respective successors and assigns, and shall inure to the benefit of Purchaser and its successors and assigns.
     Nothing in this Bill of Sale is intended to or shall confer upon any Person other than the parties, and their respective successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Bill of Sale or any transaction contemplated by this Bill of Sale.
     This Bill of Sale shall be governed by and construed and enforced in accordance with (i) the laws of the State of Delaware, without regard to its conflict of laws, rules or principles and (ii) the Bankruptcy Code, to the extent applicable.
     To the extent any term or provision herein is inconsistent with the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control. To the extent that any term or provision herein or in the Purchase Agreement is inconsistent with the Sales Order, the Sales Order shall control.
     This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed and delivered as of the date first set forth above.

SELLERS: MIDWAY GAMES INC. MIDWAY HOME ENTERTAINMENT INC. MIDWAY STUDIOS — LOS ANGELES INC.
By:
Name:
Title:

PURCHASER: THQ INC.
By:
Name:
Title:

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Exhibit 6.2(c)
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of                     , 2009, by and among Midway Games, Inc., a Delaware corporation, and Midway Home Entertainment Inc., a Delaware corporation, and Midway Studios — Los Angeles Inc., a California corporation (collectively, “Assignors”), and THQ Inc., a Delaware corporation (“Purchaser” or “Assignee”).
     WHEREAS, this Assignment and Assumption Agreement is being executed and delivered in connection with the consummation of the sale and purchase transaction contemplated in that certain Asset Purchase Agreement between Assignors and Purchaser dated as of August 3, 2009 (hereinafter called the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this Assignment and Assumption Agreement have the respective meanings set forth in the Purchase Agreement, the applicable terms of which are hereby incorporated by reference into this Assignment and Assumption Agreement; and
     WHEREAS, pursuant to Section 2.1 of the Purchase Agreement, Assignors have agreed to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser has agreed to purchase and accept, all of Assignors’ respective right, title and interest in and to the Purchased Assets, including without limitation the Assumed Contracts; and
     WHEREAS, pursuant to Article 3 of the Purchase Agreement, Purchaser has agreed to assume the Assumed Liabilities; and
     WHEREAS, the parties hereto acknowledge that pursuant to that certain Bill of Sale of even date herewith, Assignors irrevocably and unconditionally sold, transferred, conveyed, assigned and delivered to Assignee all of Assignors’ right, title and interest in and to the Purchased Assets, which include the Assumed Contracts: and
     WHEREAS, pursuant to the Purchase Agreement and subject to the Sale Order, the parties have agreed to execute this Assignment and Assumption Agreement with respect to the Assumed Contracts to be conveyed by Assignors to Purchaser at the Closing and with respect to Purchaser’s assumption of the Assumed Liabilities.
     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Assignors and Purchaser hereby agree as follows:
     1. Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Sale Order and in accordance with Section 365(k) of the Bankruptcy Code, Purchaser hereby assumes and agrees to pay, satisfy and discharge when due, the Assumed Liabilities as set forth in Article 3 of the Purchase Agreement. Notwithstanding the foregoing, Purchaser shall not assume or be obligated to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Assignment and Assumption Agreement, or as a result of the consummation of the transactions contemplated by this Assignment and Assumption Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform any liabilities or obligations of Assignors other than the aforementioned Assumed Liabilities.

     2. If any provision of this Assignment and Assumption Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations under this Assignment and Assumption Agreement of Assignors on the one hand and Assignee on the other hand will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Assignment and Assumption Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Assignment and Assumption Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Assignment and Assumption Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Assignment and Assumption Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
     3. The assumption by Assignee of the Assumed Liabilities as provided herein shall not be construed to defeat, impair or limit in any way any rights of Assignors or Assignee to dispute the validity or amount thereof.
     4. The terms and provisions of this Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     5. This Assignment and Assumption Agreement may not be amended or modified except by an instrument in writing signed by Purchaser and Assignors, and no performance, term or condition can be waived in whole or in part except by a writing signed by the party against whom enforcement of the waiver is sought.
     6. Nothing in this Assignment and Assumption Agreement is intended to or shall confer upon any Person other than Purchaser and Assignors, and their respective successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Assignment and Assumption Agreement or any transaction contemplated by this Assignment and Assumption Agreement.
     7. To the extent any term or provision herein is inconsistent with the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control. To the extent that any term or provision herein or in the Purchase Agreement is inconsistent with the Sale Order, the Sale Order shall control.
     8. This Assignment and Assumption Agreement shall be governed by and construed and enforced in accordance with (i) the laws of the State of Delaware, without regard to its conflict of laws rules or principles and (ii) the Bankruptcy Code, to the extent applicable. Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 14.7 of the Purchase Agreement;

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provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute. Each party irrevocably consents to and confers personal jurisdiction on the courts referred to above, and irrevocably and unconditionally waives any objection to the venue of such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of process may be made on such party by mailing a copy of the pleading or other document by registered or certified mail, return receipt requested, to its addresses for the giving of notice provided for in Section 14.7 of the Purchase Agreement, with service being deemed to be made five (5) Business Days after the giving of such notice. PURCHASER AND ASSIGNORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT AND ASSUMPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9. This Assignment and Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first written above.

MIDWAY GAMES INC. MIDWAY HOME ENTERTAINMENT INC. MIDWAY STUDIOS — LOS ANGELES INC.
By:
	Name:	Matthew Booty
	Title:	Chief Executive Officer

THQ INC.
By:
Name:
Title:

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